EXHIBIT 5.1

LAW OFFICES

SILVER, FREEDMAN & TAFF, L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502

WWW.SFTLAW.COM

September 30, 2011

Central Federal Corporation

2923 Smith Road

Fairlawn, Ohio 44333

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Central Federal Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) and the prospectus included in the Registration Statement (“Prospectus”) for the purpose of registering the following: (i) subscription rights (the “Rights”) to be distributed to holders of record of the shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) as of the record date for the rights offering (“Rights Offering”), which Rights entitle the holders to subscribe for shares of Common Stock; (ii) the shares of Common Stock offered pursuant to the Registration Statement in the Rights Offering or the public offering, if any (the “Shares”); (iii) warrants (“Warrants”) to purchase shares of Common Stock (“Warrant Shares”), which will be issued to purchasers of Shares on the basis of one Warrant for every four Shares purchased.

In connection with the rendering of the opinion set forth below, we have examined, are familiar with and to the extent we deemed appropriate we have relied on originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Registration Statement, (ii) the form of engagement letter attached as an exhibit to the Registration Statement (the “Engagement Letter”), (iii) the Certificate of Incorporation and Bylaws of the Company as currently in effect, and proposed amendments thereto, subject to stockholder approval, (iv) resolutions adopted by the Board of Directors of the Company and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company and others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, documents, instruments and certificates we have reviewed. In rendering the opinion set forth below, we have assumed that such parties had, have or will have all requisite power and authority to execute and deliver all agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such parties of all such agreements, documents, instruments and certificates and the validity and binding effect

Central Federal Corporation

September 30, 2011

thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion is limited to applicable provisions of the General and Business Corporation Law of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that:

1. The Rights have been duly authorized by appropriate corporate action, and when issued, as contemplated by the Prospectus, the Rights will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2. The Shares have been duly authorized by appropriate corporate action, and when issued and delivered against payment therefore upon due and proper exercise of the Rights as contemplated by the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

3. The Warrants have been duly authorized by appropriate corporate action, and when issued and delivered as contemplated by the Prospectus, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4. The Warrant Shares have been duly authorized by appropriate corporate action, and when issued and delivered against payment therefore upon due and proper exercise of the Warrants as contemplated by the Prospectus, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.